EXHIBIT 10.1

EQUIPMENT LEASE COMMITMENT

THIS EQUIPMENT LEASE COMMITMENT (“Agreement”) is made and entered into this 6th day of December, 2007, by and between DHW Leasing, L.L.C., a South Dakota limited liability company, 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104 (“DHW”) and Granite City Food & Brewery, Ltd., a Minnesota corporation, 5402 Parkdale, Suite 101, St. Louis Park, MN 55416 (“GCFB”).

In consideration of the mutual promises herein contained, and for other valuable consideration, the parties agree as follows:

1.                                       Equipment Finance Lease. On the terms and conditions set forth in this Agreement, DHW agrees to provide GCFB equipment leases of equipment costing up to Sixteen Million Dollars ($16,000,000). Subject to the total cost limitation of up to Sixteen Million Dollars ($16,000,000), the term stated in Section 4 and the per restaurant minimum and maximum cost limitations set forth below, DHW shall acquire and lease to GCFB all furniture, fixtures and equipment, as specified by GCFB (the “Equipment”) including without limitation computer office equipment, point of sale, hardware, software, smallwares and brewery equipment reasonably necessary for the operation of up to sixteen (16) new, previously constructed, or under construction, GCFB restaurants. DHW and GCFB will enter into a master lease in the form attached hereto as Exhibit A (“Master Lease”), which sets forth the general terms and conditions upon which each restaurant equipment lease will be governed. Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Master Lease. A separate Schedule A will be completed and executed by the parties with respect to each restaurant for which Equipment will be purchased under this Agreement. Each Schedule A (each referred to as a “Lease”) will be for Equipment which costs a minimum of $800,000 per restaurant and a maximum of $1,250,000 per restaurant. Such amount shall include the sales and/or use tax on such Equipment. Notwithstanding, DHW shall have the right to reject any request for financing for any restaurant that is not being developed and constructed by Dunham Capital Management, L.L.C.

2.                                       Steve Wagenheim Participation. DHW shall not pay Steve Wagenheim (“Wagenheim”) any fee, guaranty fee, dividend, charge or distribution of any kind arising out of Wagenheim’s ownership interest of DHW or Wagenheim’s guaranty of any loan to DHW made to fund the acquisition of equipment leased by DHW to GCFB. Notwithstanding the previous remittance, DHW may reimburse Wagenheim the amount of any payment or reasonable expense, including reasonable attorney fees, incurred by Wagenheim as a result of enforcement of any guaranty by Wagenheim of a DHW loan. Notwithstanding the above, Wagenheim will continue to be obligated to personally guarantee 20% (or such greater percentage as any lender may require) of DHW’s financing described in Section 4 below.

3.                                       Rates, Payments and Fees. The payments due under any Schedule A shall be based on an amortization of the purchase price of the Equipment under such Schedule, calculated at an interest rate equal to the rate resulting from the following formula:

Bank Base Rate plus (6.00% X 80%) = Lease Rate

For example if the Bank Base Rate equals 8.5%, the Lease Rate equals:

8.50% + (6.00% X 80%) =

8.5% + 4.8% = 13.3%

“Bank Base Rate” shall be the actual interest rate charged by DHW’s lender with respect to the term loan financing used to purchase the Equipment subject to any particular Lease.

GCFB shall pay DHW an origination fee equal to 0.25% of the principal amount financed under each Lease at the time each such Lease is executed by DHW and GCFB. GCFB shall be responsible for all other commitment fees, loan fees, filing and recording fees connected with origination of each loan underlying a Lease and imposed on DWH pursuant to the loan commitments referenced in paragraph 4 herein.

4.                                       DHW Financing. DHW shall enter into loan commitments substantially the same as the (i) two million dollar ($2,000,000.00) loan commitment with Dacotah Bank dated December 6, 2007, as attached hereto (“Dacotah Bank Commitment”); (ii) a four million dollar ($4,000,000.00)  loan commitment with CorTrust Bank dated December 5, 2007, as attached hereto (“CorTrust Commitment”); and (iii) a ten million dollar ($10,000,000.00) loan commitment with Great Western Bank, dated November 21, 2007, as attached hereto (“Great Western Commitment”), (collectively the Dacotah Bank Commitment, the CorTrust Commitment and the Great Western Commitment are sometimes called the “Commitments”). All Commitments shall provide term loans which amortize over a term not less than five years. All Commitments shall permit prepayment of any loan made pursuant to the Commitment on terms consistent with Section 4.c. herein. The parties anticipate that the above referenced commitments may be amended with GCFB’s consent.

a.                                       Each time that DHW and GCFB enter into an Equipment Lease pursuant to the Master Lease, DHW shall execute a term loan pursuant to one of the Commitments for an amount not to exceed the cost of the Equipment. DHW shall enter into term loans which utilize the Dacotah Bank Commitment and the CorTrust Commitment to the fullest extent possible before utilizing the Great Western Commitment unless GCFB provides written direction to use the Great Western Commitment.

b.                                      In the event that DHW finds it necessary to replace one or more of the Commitments, DHW shall use its best efforts to obtain, but cannot guaranty, a replacement Commitment acceptable to GCFB with substantially the same or more favorable terms as the Commitment being replaced. DHW shall pay each term loan underlying a Lease in accordance with its terms.

c.                                       In the event that GCFB desires to pre-pay any Lease, it will be required to pay an amount equal to the outstanding principal amount of the term loan underlying such Lease at the time of such prepayment, in addition to any refinance penalty incurred by DHW on any loan commitment.

d.                                      DHW shall provide GCFB copies of the loan documents used to finance the purchase of the Equipment and the amount of any prepayment penalty for any proposed prepayment upon GCFB’s request. Upon payment of such principal amount of the financing underlying a Lease, GCFB shall not be required to pay any additional payments under such Lease and if GCFB elects to purchase the Equipment subject to such Lease, DHW shall deliver a bill of sale to GCFB conveying marketable title to the Equipment to GCFB.

5.                                       Term and Termination. This Agreement shall be effective as of the date of execution and continue thereafter until all payments under the Master Lease and Leases are paid in full. The offer of maximum financing described in Section 1 above shall be available to purchase Equipment  within 30  months after the date of the respective Commitments described above, subject, however, to Great Western Bank’s annual renewal of their Commitment. Each Lease shall be for a term of at least five (5) years unless the parties mutually agree in writing otherwise. GCFB shall not be obligated to use this commitment to equip any particular restaurant.

6.                                       Conditions Precedent. DHW’s continued obligation to provide the financing under this Agreement is expressly subject to the following conditions precedent, such conditions which shall be met each time a new Lease is sought:

a.                                       All representations and warranties made by GCFB herein, as well as in any referenced attachment, are and remain true and complete in all material respects.

b.                                      GCFB has complied with all of the terms and conditions of this Agreement and any referenced Lease or other attachment.

c.                                       No event of default has occurred under the terms and conditions of this Agreement or any Lease or attachment.

7.                                       Representations. GCFB makes to DHW the following representations and warranties:

a.                                       No unsatisfied judgment or judgments have been rendered against  GCFB.

b.                                      No proceedings in bankruptcy have ever been instituted by or against GCFB, and GCFB has never made an assignment for the benefit of the creditors.

c.                                       If required by DHW’s lender, the lender may issue payment directly to suppliers or vendors of the Equipment under any Lease.

8.                                       Assignment. GCFB agrees not to assign its rights or obligations under this Agreement, nor any of the collateral documents or other instruments executed pursuant hereto except as permitted by the terms and conditions of the Master Lease.

9.                                       Quiet Possession. DHW shall pay the purchase price for any Equipment leased to GCFB and shall warrant and defend title and quiet possession of the Equipment from any party claiming title or the right of possession through DHW. DHW represents and warrants that title to the Equipment shall be marketable and free from liens, security agreements, and other encumbrances owned or claimed by parties prior in interest to DHW.

10.                                 GCFB’s Option to Purchase Equipment. GCFB shall have an option to purchase the Equipment subject to a Lease for $1.00 upon the payment in full of all rent payments due thereunder or upon prepayment of the Lease. DHW shall convey marketable title to such Equipment to GCFB by Bill of Sale upon receiving notice of GCFB’s exercise of such option and payment of the option price of $1.00.

11.                                 Notices. Any notices required or permitted to be given under the terms and conditions of this Agreement shall be given or made in writing and shall be deemed given when delivered by telecopier, personally, or mailed in the United States, postage prepaid, first class mail to the parties at the addresses provided in the introduction on the first page of this Agreement, as updated from time to time by the parties.

12.                                 Successors. This Agreement and all of its covenants and conditions contained shall be for the benefit and shall apply to and bind the parties hereto and their respective successors and assigns.

13.                                 Conflict with Master Lease. In the event the terms and conditions of this Equipment Lease Commitment conflict with the terms and conditions of the Master Lease, the terms and conditions of the Master Lease shall prevail and be deemed controlling.

Dated this 6th day of December, 2007.

GRANITE CITY FOOD & BREWERY, LTD.

By	/s/ James G. Gilbertson
James G. Gilbertson
Title: Chief Financial Officer

DHW LEASING, LLC

By:	/s/ Donald A. Dunham, Jr.
Title:	Donald A. Dunham, Jr.
Managing Member